[AILIFE LOGO] (R)                          American International Life Assurance
                                           Company of New York
                                           80 Pine Street
                                           New York, New York 10005
                                           A capital stock company

--------------------------------------------------------------------------------

This Group Contract is a contract between American International Life Assurance Company of New York ("We", "Us" or "Our") and the Group Contract Owner ("You" or "Your") shown on the Group Contract Schedule.

Subject to the terms of this Group Contract and the Certificates We issue to each Certificate Owner, We will provide the benefits described in this Group Contract. We do this in return for the application of the Group Contract Owner, and any required individual applications for the annuity coverage on the Annuitant(s) and for the payment of the premiums.

This Group Contract becomes effective at 12:01 A.M. Standard Time on the Group Contract Effective Date at the address of the Group Contract Owner and will continue in force, in accordance with the applicable provisions, unless terminated in accordance with its provisions.

This Group Contract is non-participating and is not entitled to share in Our surplus earnings.


            /s/ Elizabeth M. Tuck           /s/ Gerald Wyndorf

                   Secretary                     President

                      GROUP VARIABLE ANNUITY GROUP CONTRACT
                                Non-Participating

--------------------------------------------------------------------------------
                                      INDEX
--------------------------------------------------------------------------------

Group Contract Sections                                                     Page

Group Contract Schedule                                                        3
Group Contract Provisions                                                      4

                             GROUP CONTRACT SCHEDULE


GROUP CONTRACT NUMBER:             00001

GROUP CONTRACT OWNER:              Direct Consumer's Group Trust Dated December
                                    22, 1995

GROUP CONTRACT EFFECTIVE DATE:     September 1, 2001

ELIGIBLE PERSONS:                  Customers of participating financial
                                    institutions.

ANNUITY SERVICE OFFICE:            [American International Life Assurance
                                    Company of New York
                                   c/o Delaware Valley Financial Services
                                   300 Berwyn Park
                                   P.O. Box 3031
                                   Berwyn, PA  19312-0031
                                   (800)255-8402 ]

                            GROUP CONTRACT PROVISIONS

Eligible Persons. Persons eligible to become insured under this Group Contract are those described as Eligible Persons on the Group Contract Schedule.

Certificates. We will issue a Certificate to each Certificate Owner describing the annuity coverage under this Group Contract. The certificate will describe the benefits of this Group Contract, to whom the benefits will be paid, and the limitations and conditions that apply.

A certificate may be modified by rider or endorsement issued by Us to be attached to the certificate. The rider or endorsement will set forth the modifications to the certificate which affect the Annuitant.

Premiums. All premiums are payable to Us. The initial premium for each Annuitant is shown on the Contract Schedule page.

Required Data. The Group Contract Owner must give Us all data that We need to administer this Group Contract.

Examination Of Records. We have the right to examine all records of the Group Contract Owner that pertain to the annuities provided by this Group Contract.

Continuation Of This Group Contract. This Group Contract will continue in force, subject to the Group Contract Termination provision.

Entire Contract. The entire contract ("Group Contract") consists of this Group Contract, the certificates, the Group Contract Owner's application, each Certificate Owner's application for an annuity issued under this Group Contract, and any attached riders, endorsements or amendments.

We rely on the Group Contract Owner's application to issue this Group Contract and the individual applications, if any, to issue certificates providing annuity coverage on each Annuitant. Statements made by the Group Contract Owner are deemed to be representations and not warranties. No such statement will be used to contest this Group Contract, a certificate or a claim unless a copy of the instrument is furnished tot he person making the statement or to his/her beneficiary.

Changing This Group Contract. This Group Contract may only be changed, in writing, by one of our executive officers. No other person, including an agent, has any authority to change or reinstate this Group Contract or extend the time for paying a premium.

Conformity With State Statutes. Any provision of this Group Contract that, on the Group Contract Effective Date, conflicts with state laws of the governing jurisdiction is changed to meet the minimum requirements of those laws.

Group Contract Termination. This Group Contract may only be terminated with respect to the issuance of new certificates. Either We or the Group Contract Owner may terminate this Group Contract upon giving at least 31 days written notice to the other. We will not terminate this Group Contract prior to the end of the first year following the Group Contract Effective Date.

Clerical Error. Clerical error will not void any certificate issued under this Group Contract which is otherwise validly in force, nor will it keep in force any certificate that otherwise would end.

Certificate Provisions Made Part Of This Group Contract. The remainder of this Group Contract consists of provisions that appear in the certificates, riders and endorsements. A copy of the certificates, riders and endorsements is added to and made a part of this Group Contract.

                                [AILIFE LOGO] (R)

           American International Life Assurance Company of New York
                                 80 Pine Street
                            New York, New York 10005

                      GROUP VARIABLE ANNUITY GROUP CONTRACT
                                Non-Participating